Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Financial and Operating Results; Declares Quarterly Cash Distribution of $0.70 Per Unit; Completes $50 Million in New Ventures Investments; and Updates Guidance

2023 Quarter Highlights

●	Coal sales price realizations of $64.94 per ton sold, up 8.3% year-over-year
●	Record oil & gas royalty volumes of 772 MBOE sold, up 28.2% year-over-year
●	Completed two strategic new ventures investments, totaling approximately $50.0 million
●	Declares a quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized, up 40.0% year-over-year
●	Reduced outstanding senior notes by $54.6 million during the 2023 Quarter, resulting in total and net leverage ratio of 0.36 times and 0.17 times, respectively

TULSA, OKLAHOMA, October 27, 2023 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the quarter ended September 30, 2023 (the "2023 Quarter").  Total revenues in the 2023 Quarter increased slightly to $636.5 million compared to $632.5 million for the quarter ended September 30, 2022 (the "2022 Quarter") primarily as a result of higher transportation and other revenues, partially offset by lower oil & gas royalties.  Net income for the 2023 Quarter was $153.7 million, or $1.18 per basic and diluted limited partner unit, compared to $167.7 million, or $1.25 per basic and diluted limited partner unit, for the 2022 Quarter as a result of increased total operating expenses, partially offset by higher interest income and lower income tax expense.  EBITDA for the 2023 Quarter was $227.6 million compared to $253.8 million in the 2022 Quarter.  (Unless otherwise noted, all references in the text of this release to "net income" refer to "net income attributable to ARLP.")

Compared to the quarter ended June 30, 2023 (the "Sequential Quarter"), total revenues in the 2023 Quarter decreased 0.8% primarily as a result of lower coal sales volumes of 8.5 million tons sold compared to 8.9 million tons sold in the Sequential Quarter, partially offset by higher average coal sales prices, which increased 3.2% to $64.94 per ton sold in the 2023 Quarter.  Lower revenues and higher total operating expenses contributed to a reduction in net income and EBITDA of 9.5% and 8.7%, respectively, compared to the Sequential Quarter.  (For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.)

Financial and operating results for the nine months ended September 30, 2023 (the "2023 Period") increased compared to the nine months ended September 30, 2022 (the "2022 Period").  Coal sales prices and coal sales revenues during the 2023 Period were higher by 16.8% and 14.8%, respectively, compared to the 2022 Period.  Increased revenues and lower income tax expense were partially offset by higher total operating expenses in the 2023 Period, which resulted in higher net income and EBITDA by 39.4% and 14.1%, respectively, both as compared to the 2022 Period.

CEO Commentary

"Our well-contracted coal order book enabled us to navigate an otherwise challenging operating environment during the 2023 Quarter," commented Joseph W. Craft III, Chairman, President and Chief Executive Officer.  "Our coal segment achieved higher realized pricing per ton sold relative to both the 2022 and Sequential Quarters, a theme that continues to favorably impact year-to-date results, particularly with regards to EBITDA and net income.  However, we faced some difficult mining conditions in Appalachia at all three mines during the 2023 Quarter, which resulted in  higher operating costs and fewer tons produced versus previous expectations."

Mr. Craft added, "Our Oil & Gas Royalties segment reported continued growth resulting in record production volumes, underscoring the success of recent acquisitions in core parts of the prolific Permian Basin.  Although average realized pricing per BOE during the 2023 Quarter was lower compared to near record levels in the 2022 Quarter, our royalty portfolio is well-positioned to provide significant cash flow via hedge-free exposure to commodity price and cost-free organic growth."

Mr. Craft concluded, "We are excited to announce direct investments in Ascend Elements and Infinitum during the 2023 Quarter.  These companies are led by proven management teams and possess innovative, commercial technologies that, in our view, will reshape their respective industries. Beyond our direct investments, we are actively engaged in discussions with both companies to explore additional strategic opportunities intended to unlock value and growth for our unitholders."

Segment Results and Analysis

			% Change
	2023 Third	2022 Third	Quarter /	2023 Second	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	6.049	6.109	(1.0)%	6.066	(0.3)%
Coal sales price per ton sold	$56.66	$51.44	10.1%	$54.70	3.6%
Segment Adjusted EBITDA Expense per ton	$35.25	$31.91	10.5%	$35.39	(0.4)%
Segment Adjusted EBITDA	$132.4	$120.8	9.7%	$119.6	10.8%

Appalachia Coal Operations
Tons sold	2.407	3.076	(21.7)%	2.838	(15.2)%
Coal sales price per ton sold	$85.74	$76.82	11.6%	$80.52	6.5%
Segment Adjusted EBITDA Expense per ton	$54.84	$43.78	25.3%	$42.04	30.4%
Segment Adjusted EBITDA	$74.8	$102.0	(26.6)%	$109.6	(31.7)%

Total Coal Operations
Tons sold	8.456	9.185	(7.9)%	8.904	(5.0)%
Coal sales price per ton sold	$64.94	$59.94	8.3%	$62.93	3.2%
Segment Adjusted EBITDA Expense per ton	$41.19	$36.20	13.8%	$37.85	8.8%
Segment Adjusted EBITDA	$204.3	$220.1	(7.1)%	$226.2	(9.7)%

Royalties (1)

Oil & Gas Royalties (4)
BOE sold (2)	0.772	0.602	28.2%	0.765	0.9%
Oil percentage of BOE	43.9%	44.1%	(0.5)%	45.2%	(2.9)%
Average sales price per BOE (3)	$44.19	$64.27	(31.2)%	$43.27	2.1%
Segment Adjusted EBITDA Expense	$3.9	$3.9	(1.3)%	$3.6	8.7%
Segment Adjusted EBITDA	$31.4	$39.4	(20.4)%	$29.1	8.0%

Coal Royalties
Royalty tons sold	4.993	5.654	(11.7)%	5.118	(2.4)%
Revenue per royalty ton sold	$3.36	$2.96	13.5%	$3.24	3.7%
Segment Adjusted EBITDA Expense	$6.9	$5.5	23.6%	$5.6	22.4%
Segment Adjusted EBITDA	$9.9	$11.2	(11.2)%	$11.0	(9.6)%

Total Royalties (4)
Total royalty revenues	$53.1	$58.3	(9.0)%	$50.0	6.2%
Segment Adjusted EBITDA Expense	$10.7	$9.5	13.2%	$9.2	17.1%
Segment Adjusted EBITDA	$41.3	$50.6	(18.4)%	$40.0	3.1%

Consolidated Total (4)(5)
Total revenues	$636.5	$632.5	0.6%	$641.8	(0.8)%
Segment Adjusted EBITDA Expense	$350.4	$330.5	6.0%	$338.4	3.5%
Segment Adjusted EBITDA	$247.7	$275.2	(10.0)%	$269.4	(8.1)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold. Beginning in 2023, we redefined Total Coal Operations to reflect the activity of our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which is the holding company for our coal mining operations. We have retrospectively adjusted Total Coal Operations for the 2022 Quarter to be on the same basis.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	The 2022 Quarter has been recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

(5)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin Coal Operations, Appalachia Coal Operations, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

Coal Operations

ARLP's coal sales prices per ton increased in all regions compared to both the 2022 and Sequential Quarters.  Improved domestic pricing, partially offset by lower export price realizations, drove coal sales prices higher by 10.1% and 3.6% in the Illinois Basin and 11.6% and 6.5% in Appalachia as compared to the 2022 and Sequential Quarters, respectively.  Tons sold decreased by 21.7% and 15.2% in Appalachia compared to the 2022 and Sequential Quarters, respectively, due to reduced volumes across the region caused by lock outages, customer plant maintenance, reduced operating units at MC Mining, and unique geologic conditions that delayed development of a new district at our Mettiki longwall operation.  ARLP ended the 2023 Quarter with total coal inventory of 1.8 million tons, representing an increase of 0.5 million tons compared to the end of the 2022 Quarter and comparable to the end of the Sequential Quarter.

Segment Adjusted EBITDA Expense per ton for the 2023 Quarter increased by 10.5% in the Illinois Basin compared to the 2022 Quarter, resulting from increased sales-related expenses due to higher price realizations and higher labor-related, roof support and maintenance costs due to days lost by a sizable roof fall in July and a longwall move in August at our Hamilton mine. Segment Adjusted EBITDA Expense per ton in Appalachia increased by 25.3% and 30.4% compared to the 2022 and Sequential Quarters, respectively, due primarily to lower production volumes, purchased coal and increased labor-related, roof support, maintenance and selling expenses per ton.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment decreased to $31.4 million in the 2023 Quarter compared to $39.4 million in the 2022 Quarter.  The decrease was directly connected to lower price realizations, which decreased by 31.2%, partially offset by record oil & gas volumes, which increased 28.2% to 772 MBOE sold in the 2023 Quarter.  Compared to the Sequential Quarter, Segment Adjusted EBITDA increased by 8.0% due to higher prices and volumes.  Higher volumes during the 2023 Quarter resulted from increased drilling and completion activities on our interests and the acquisition of additional oil & gas mineral interests.

Segment Adjusted EBITDA for the Coal Royalties segment was $9.9 million for the 2023 Quarter, representing a decrease of $1.3 million and $1.1 million compared to the 2022 and Sequential Quarters, respectively, as a result of lower royalty tons sold and increased selling expenses, partially offset by higher average royalty rates per ton received from the Partnership's mining subsidiaries.

Balance Sheet and Liquidity

As of September 30, 2023, total debt and finance leases outstanding were $371.0 million, including $284.6 million in ARLP's 2025 senior notes.  During the 2023 Quarter, ARLP redeemed $50.0 million and repurchased $4.6 million of its senior notes due May 1, 2025.  The Partnership's total and net leverage ratio was 0.36 times and 0.17 times, respectively, as of September 30, 2023.  ARLP ended the 2023 Quarter with total liquidity of $629.5 million, which included $197.2 million of cash and cash equivalents and $432.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities.

Distributions

On October 25, 2023, the Board of Directors of ARLP’s general partner (the "Board") approved a cash distribution to unitholders for the 2023 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on November 14, 2023, to all unitholders of record as of the close of trading on November 7, 2023.  The announced distribution represents a 40.0% increase over the cash distribution of $0.50 per unit for the 2022 Quarter and is consistent with the Sequential Quarter cash distribution.

Strategic Investments

During the 2023 Quarter, ARLP invested approximately $50 million in two companies that align with the Partnership’s strategy to allocate a portion of excess cash flows into high-growth businesses where ARLP can leverage its core competencies to generate meaningful, risk-adjusted returns.

Ascend Elements, Inc. ("Ascend Elements")

As previously announced, on September 6, 2023, ARLP invested $25 million in Ascend Elements, a U.S.-based manufacturer and recycler of sustainable, engineered battery materials for electric vehicles, as part of its $460 million Series D funding round.  This capital, combined with $480 million in total grants awarded by the Department of Energy, will advance construction of North America’s first commercial-scale manufacturing facility, located near Hopkinsville, Kentucky, producing cathode materials for electric vehicle batteries.

In close proximity to ARLP’s western Kentucky mining operations, when complete, the 1-million-square-foot manufacturing facility will produce enough cathode materials for 750,000 electric vehicles per year.  ARLP intends to explore other strategic opportunities with Ascend Elements to expand investment in the battery recycling industry and leverage our unique operational expertise, geographic footprint, and strategic relationships in Kentucky and the surrounding battery-belt states to drive value creation for both companies.

Infinitum

During the 2023 Quarter, ARLP invested an additional $24.6 million in Infinitum, a Texas-based developer and manufacturer of high-efficiency electric motors, as part of their ongoing Series E equity raise.  The incremental amount brings ARLP’s total investment in the company to approximately $67 million.  Infinitum believes that its patented air core motors offer superior performance in half the weight and size, at a fraction of the carbon footprint of traditional motors, making them pound for pound the most efficient in the world.

In addition to the investment, ARLP’s wholly-owned subsidiary Matrix Design Group LLC ("Matrix") and Infinitum are actively evaluating opportunities to combine Matrix’s underground mining expertise with Infinitum’s technology to deliver much needed innovation to the growing global mining industry by improving the safety, efficiency, and performance of certain mining machinery.

Outlook

"As we assess current market conditions, we have elected to slightly adjust our full year 2023 guidance for coal sales volumes and pricing, which will be highly dependent on logistics during the fourth quarter," commented Mr. Craft.  "We expect Appalachia operating expense per ton sold to be 8-10% higher during the fourth quarter of 2023 as development for the new district at Mettiki is not expected to be complete until late November 2023 and Tunnel Ridge has a normally scheduled longwall move.  The new longwall district at Mettiki allows us to develop longer panels that will increase production and reduce unit costs in 2024."

Mr. Craft closed, "As we look beyond 2023, we are encouraged by improving fundamentals for coal export demand based on recent trends in international benchmark pricing and emerging opportunities we see in the market.  On the domestic front, we hold firm in our conviction that the reliability of our product is highly valued by our customers and the long-term potential for higher natural gas prices and growth in electric demand will sustain our projections for coal demand and lead to a slowing in the pre-mature closure of coal-fired power plants in the eastern U.S."

ARLP is providing the following updated guidance for the 2023 full year:

2023 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.5 — 24.8
Appalachia Sales Tons	10.0 — 10.2
Total Sales Tons	34.5 — 35.0

Committed & Priced Sales Tons

2023 — Domestic/Export/Total	29.7/5.3/35.0
2024 — Domestic/Export/Total	25.7/1.6/27.3

Per Ton Estimates
Coal Sales Price per ton sold (1)	$64.50 — $66.00
Segment Adjusted EBITDA Expense per ton sold (2)	$39.50 — $40.50

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,400 — 1,500
Natural gas (000 MCF)	4,750 — 5,250
Liquids (000 Barrels)	565 — 615
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 11.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.4 — 22.6
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.00 — $1.10

Consolidated (Millions)
Depreciation, depletion and amortization	$270 — $280
General and administrative	$80 — $85
Net interest expense	$31 — $32
Income tax expense	$18 — $20
Total capital expenditures	$390 — $440
Growth capital expenditures	$40 — $50
Maintenance capital expenditures	$350 — $390
Acquisition of oil & gas royalties (3)	$100 — $110

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.
(3)	Acquisition of oil & gas royalties reflects the $72.3 million acquisition from JC Resources LP plus anticipated ground game acquisitions.

Conference Call

A conference call regarding ARLP's 2023 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investors" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13741573.

Concurrent with this announcement, we are providing qualified notice to brokers and nominees that hold ARLP units on behalf of non-U.S. investors under Treasury Regulation Section 1.1446-4(b) and (d) and Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees should treat one hundred percent (100%) of ARLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  In addition, brokers and nominees should treat one hundred percent (100%) of the distribution as being in excess of cumulative net income for purposes of determining the amount to withhold. Accordingly, ARLP’s distributions to non-U.S. investors are subject to federal income tax withholding at a rate equal to the highest applicable effective tax rate plus ten percent (10%). Nominees, and not ARLP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of non-U.S. investors.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine and the Israel-Gaza conflict; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses' and governments' responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws; central bank policy actions, bank failures and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 24, 2023, and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed on May 9, 2023 and August 8, 2023, respectively.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022*	2023	2022*

Tons Sold	8,456	9,185	25,829	26,280
Tons Produced	8,356	8,988	26,997	27,044
Mineral Interest Volumes (BOE)	772	602	2,296	1,690

SALES AND OPERATING REVENUES:
Coal sales	$549,123	$550,563	$1,688,238	$1,470,730
Oil & gas royalties	34,125	38,695	101,709	111,378
Transportation revenues	34,964	28,548	95,729	93,305
Other revenues	18,309	14,655	55,603	40,348
Total revenues	636,521	632,461	1,941,279	1,715,761

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	339,099	330,694	1,012,224	909,567
Transportation expenses	34,964	28,548	95,729	93,305
Outside coal purchases	11,530	—	15,739	151
General and administrative	20,097	21,360	61,312	62,462
Depreciation, depletion and amortization	65,393	70,669	199,582	202,499
Total operating expenses	471,083	451,271	1,384,586	1,267,984

INCOME FROM OPERATIONS	165,438	181,190	556,693	447,777

Interest expense, net	(7,736)	(9,245)	(29,845)	(28,304)
Interest income	2,669	426	8,084	554
Equity method investment income (loss)	(1,842)	2,108	(3,784)	4,576
Other income (expense)	223	193	(173)	1,339
INCOME BEFORE INCOME TAXES	158,752	174,672	530,975	425,942

INCOME TAX EXPENSE	3,401	6,600	11,641	55,646

NET INCOME	155,351	168,072	519,334	370,296

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,652)	(364)	(4,660)	(977)

NET INCOME ATTRIBUTABLE TO ARLP	$153,699	$167,708	$514,674	$369,319

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$3,101	$1,384	$6,582
LIMITED PARTNERS	$153,699	$164,607	$513,290	$362,737

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.18	$1.25	$3.93	$2.76

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,125,437	127,195,219	127,198,805	127,195,219

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2023	2022*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$197,243	$296,023
Trade receivables	220,138	241,412
Other receivables	13,854	8,601
Inventories, net	135,868	77,326
Advance royalties	5,824	7,556
Prepaid expenses and other assets	14,962	26,675
Total current assets	587,889	657,593
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,133,738	3,931,422
Less accumulated depreciation, depletion and amortization	(2,152,278)	(2,050,754)
Total property, plant and equipment, net	1,981,460	1,880,668
OTHER ASSETS:
Advance royalties	73,798	67,713
Equity method investments	44,966	49,371
Equity securities	92,541	42,000
Operating lease right-of-use assets	17,249	14,950
Other long-term assets	16,138	15,726
Total other assets	244,692	189,760
TOTAL ASSETS	$2,814,041	$2,728,021

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$116,819	$95,122
Accrued taxes other than income taxes	22,516	22,967
Accrued payroll and related expenses	40,803	39,623
Accrued interest	10,631	5,000
Workers' compensation and pneumoconiosis benefits	14,052	14,099
Other current liabilities	30,715	53,790
Current maturities, long-term debt, net	38,603	24,970
Total current liabilities	274,139	255,571
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	321,208	397,203
Pneumoconiosis benefits	102,193	100,089
Accrued pension benefit	11,770	12,553
Workers' compensation	41,303	39,551
Asset retirement obligations	143,707	142,254
Long-term operating lease obligations	14,358	12,132
Deferred income tax liabilities	34,343	35,814
Other liabilities	18,092	24,828
Total long-term liabilities	686,974	764,424
Total liabilities	961,113	1,019,995

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,125,437 and 127,195,219 units outstanding, respectively	1,867,721	1,656,025
General Partner's interest	—	66,548
Accumulated other comprehensive loss	(39,365)	(41,054)
Total ARLP Partners' Capital	1,828,356	1,681,519
Noncontrolling interest	24,572	26,507
Total Partners' Capital	1,852,928	1,708,026
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,814,041	$2,728,021

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022*

CASH FLOWS FROM OPERATING ACTIVITIES	$735,411	$556,206

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(295,356)	(221,286)
Change in accounts payable and accrued liabilities	(23,006)	39,500
Proceeds from sale of property, plant and equipment	3,436	5,006
Contributions to equity method investments	(2,257)	(20,220)
Purchase of equity securities	(49,560)	(32,639)
JC Resources acquisition	(64,999)	—
Payments for acquisitions of businesses	—	(11,391)
Escrow deposit for oil & gas reserve acquisition	—	(4,150)
Oil & gas reserve acquisition	(13,902)	—
Other	1,160	(2,317)
Net cash used in investing activities	(444,484)	(247,497)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	—	27,500
Payments under securitization facility	—	(27,500)
Payments on equipment financings	(11,421)	(12,360)
Borrowing under long-term debt	75,000	—
Payments on long-term debt	(120,080)	—
Payments on finance lease obligations	(334)	(623)
Payment of debt issuance costs	(11,744)	—
Payments for purchases of units under unit repurchase program	(19,432)	—
Payments for tax withholdings related to settlements under deferred compensation plans	(10,334)	—
Excess purchase price over the contributed basis from JC Resources acquisition	(7,251)	—
Cash retained by JC Resources in acquisition	(2,933)	(7,652)
Distributions paid to Partners	(273,767)	(130,898)
Other	(7,411)	(1,108)
Net cash used in financing activities	(389,707)	(152,641)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(98,780)	156,068

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	296,023	122,403

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$197,243	$278,471

* Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2023	2022 (1)	2023	2022 (1)	2023

Net income attributable to ARLP	$153,699	$167,708	$514,674	$369,319	$169,790
Depreciation, depletion and amortization	65,393	70,669	199,582	202,499	68,639
Interest expense, net	6,876	9,083	26,193	28,255	8,024
Capitalized interest	(1,809)	(264)	(4,432)	(505)	(1,216)
Income tax expense	3,401	6,600	11,641	55,646	3,999
EBITDA	227,560	253,796	747,658	655,214	249,236
Equity method investment loss (income)	1,842	(2,108)	3,784	(4,576)	1,994
Distributions from equity method investments	904	2,448	2,878	4,963	960
Interest expense, net	(6,876)	(9,083)	(26,193)	(28,255)	(8,024)
Income tax expense	(3,401)	(6,600)	(11,641)	(55,646)	(3,999)
Deferred income tax expense (benefit) (2)	(2,400)	269	(2,981)	37,275	(209)
Estimated maintenance capital expenditures (3)	(58,910)	(50,872)	(190,329)	(153,069)	(66,249)
Distributable Cash Flow	$158,719	$187,850	$523,176	$455,906	$173,709
Distributions paid to partners	$90,899	$52,338	$273,767	$130,898	$90,930
Distribution Coverage Ratio	1.75	3.59	1.91	3.48	1.91

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(3)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2023 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.05 per ton produced compared to an estimated $5.66 per ton produced in 2022. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2023	2022 (1)	2023	2022 (1)	2023

Cash flows from operating activities	$231,388	$316,815	$735,411	$556,206	$280,764
Capital expenditures	(110,339)	(99,304)	(295,356)	(221,286)	(89,543)
Change in accounts payable and accrued liabilities	2,624	30,549	(23,006)	39,500	(37,740)
Free cash flow	$123,673	$248,060	$417,049	$374,420	$153,481
(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases, if applicable, and other income or expense.  Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2023	2022 (1)	2023	2022 (1)	2023

Operating expense	$339,099	$330,694	$1,012,224	$909,567	$334,402
Outside coal purchases	11,530	—	15,739	151	4,209
Other expense (income)	(223)	(193)	173	(1,339)	(177)
Segment Adjusted EBITDA Expense	350,406	330,501	1,028,136	908,379	338,434
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(2,116)	2,002	(6,945)	(410)	(1,409)
Segment Adjusted EBITDA Expense – Coal Operations	$348,290	$332,503	$1,021,191	$907,969	$337,025

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.  Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2023	2022 (1)	2023	2022 (1)	2023

EBITDA (See reconciliation to GAAP above)	$227,560	$253,796	$747,658	$655,214	$249,236
General and administrative	20,097	21,360	61,312	62,462	20,130
Segment Adjusted EBITDA	247,657	275,156	808,970	717,676	269,366
Segment Adjusted EBITDA – Non Coal Operations (2)	(43,322)	(55,093)	(132,735)	(148,380)	(43,140)
Segment Adjusted EBITDA – Coal Operations	$204,335	$220,063	$676,235	$569,296	$226,226

(1)	Recast to reflect the JC Resources Acquisition as though we, rather than JC Resources, acquired the mineral interests in 2019.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.